Exhibit 8.3

KNOT Offshore Partners LP
2 Queen’s Cross
Aberdeen, Aberdeenshire AB15 4YB
United Kingdom

Oslo, 27 June 2014

RE: KNOT OFFSHORE PARTNERS LP REGISTRATION STATEMENT ON FORM F-3

Ladies and Gentlemen:

The undersigned Advokatfirmaet Thommessen AS (“Thommesssen”) is writing as Norwegian tax counsel to KNOT Offshore Partners LP (the “Partnership”), a Marshall Islands limited partnership, in connection with the offer and sale of up to 5,290,000 common units representing limited partnership interests in the Partnership. You have provided us with a prospectus supplement dated June 24, 2014 (the “Prospectus Supplement”) and the prospectus dated May 28, 2014 (the “Prospectus”), forming part of the registration statement on Form F-3, dated May 15, 2014 (the “Registration Statement”).

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Partnership as to factual matters through a certificate of an officer of the Partnership (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Registration Statement.

For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the Registration Statement or in the Officer’s Certificate, nor in the Prospectus Supplement. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us that are qualified as to knowledge or belief, without regard to such qualification. Consequently, we do not accept any responsibility whatsoever to any party in the event there are factual inaccuracies in these representations and statements that affect our opinion.

We are opining herein as to the effect on the subject transaction only of the income tax laws of the Kingdom of Norway, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other Norwegian laws, foreign laws, the laws of any state or

ADVOKATFIRMAET	OSLO	BERGEN	LONDON
THOMMESSEN AS	Haakon Vlls gate 10	Vestre Strømkaien 7	42 New Broad Street
	Postboks 1484 Vika	Postboks 43 Nygårdstangen	GB-London EC2M 1JD
Foretaksregisteret	NO-0116 Oslo	NO-5838 Bergen	T +44 207 920 3090
NO 957 423 248 MVA	T +47 23 11 11 11	T +47 55 30 61 00	F +44 207 920 3099
thommessen.no	F +47 23 11 10 10	F +47 55 30 61 01

any other jurisdiction. We hereby confirm that all statements of law and legal conclusions with respect thereto contained in the discussion in the Prospectus and the Prospectus Supplement under the caption “Non-United States Tax Considerations—Norwegian Tax Consequences” constitute the opinion of Thommessen with respect to the matters set forth therein as of the effective date of the Prospectus and the Prospectus Supplement, subject to the assumptions, qualifications and limitations set forth therein. No opinion is expressed as to any matter not discussed therein.

This opinion is rendered to you as of the date hereof, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Norwegian Tax Administration and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations in the Registration Statement and the Officer’s Certificate, may affect the conclusions stated herein.

You should be aware that the practices followed by the Norwegian Tax Administration are not well defined in all areas. Thommessen is therefore not able to guarantee that the Norwegian Tax Administration will concur with this opinion.

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent. However, this opinion may be relied upon by you and by persons entitled to rely on it pursuant to applicable provisions of U.S. federal securities law, including persons purchasing common units pursuant to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Partnership and to the use of our name under the captions “Non-United States Tax Considerations—Norwegian Tax Consequences” in the Prospectus Supplement. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the common units. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Yours sincerely

/s/ Advokatfirmaet Thommessen AS